Exhibit 6.4

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT, dated as of March 1, 2022 (this "Agreement") is entered into by and among Robert Sanchez, Individual developer of the Brother Buds brand ("Individual"), and Rodedawg International Industries, Inc., a Nevada Corporation (the "Purchaser"). The parties, intending to be legally bound, hereby agree as follows:

WHEREAS, the Individual and Purchaser are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by the rules and regulations promulgated by the United States Securities and Exchange Commission (The "SEC") under the Securities Act of 1933, and amended (the "1933 Act");

WHEREAS, the Individual desires to sell to Purchaser exclusive rights and ownership to the Brother Buds brand, Brother Buds designs, Brother Buds assets ("Assets"); and

NOW, THEREFORE, in consideration of the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Individual and Purchaser agree as follows:

1. On the Closing Date, subject to the terms and conditions of this Agreement, Individual hereby agrees to sell to Purchaser and hereby agrees to sell purchase Assets.

2. Purchase Price. The Purchase Price for the Assets shall be 20,000 shares of Rodedawg Intl. Ind., Inc. restricted common shares.

3. Right of First Refusal: Purchaser grants to Individual right of first refusal of the ongoing promotion and usage of the Assets.

4. Closing; Closing Date. Subject to the satisfaction (or written waiver) of the conditions thereto set forth herein, the date and time of the Closing of the Transaction shall be on or before 12:00 noon, Eastern Standard Time, no more than five (5) days following the execution of this agreement — March 1st, 2022 (the "Closing Date"). The closing of the transactions contemplated by this Agreement (the "Closing") shall occur on the Closing Date at such location as may be agreed to by the parties. At Closing, upon receipt of the Purchase Price from the Purchaser, the Individual shall cause to be delivered to the Purchaser all Assets of the Brother Buds brand.

5. Representations and Warranties of Individual. Individual hereby represents and warrants to Purchaser in the First Closing that the statements contained in the following paragraphs of this Section 4 are all true and correct as of the date of this Agreement and the Closing Date:

a.	Corporate Power. Individual has all requisite legal and corporate power to enter into, execute, deliver and perform this Agreement of even date herewith between Individual and Purchaser. This Agreement has been duly executed by the Individual and constitute the legal, valid and binding obligations of Individual enforceable in accordance with their terms, except as the same may be limited by (i) bankruptcy, insolvency, moratorium, and other laws of general application affecting the enforcement of creditors' rights and (ii) limitations on the enforceability of the indemnification provisions of the Registration Rights Agreement as limited by applicable securities laws.

b.	Authorization.

i.	Corporate Action. All corporate and legal action on the part of Individual necessary for the execution and delivery of this Agreement and the performance of Individual obligations hereunder have been taken.

ii.	Valid Issuance. The Assets are free and clear of all liens and encumbrances.

c.	Private Transaction. Assuming the accuracy of the Purchaser's representations and warranties set forth herein, no registration under the 1933 Act is required for the transfer and purchase of the Assets.

d.	Representations and Warranties by Purchaser. Purchaser represents and warrants to Individual as of the Closing Date as follows:

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e.	Governing Law. This Agreement and all actions arising out of or in connection with this Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to the conflicts of law provisions thereof. Any action arising out of this Agreement shall be heard in any court of general jurisdiction in Clark County, Nevada. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

f.	Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

g.	Survival. The representations, warranties, covenants and agreements made herein shall survive the execution and delivery of this Agreement.

h.	Notices, etc. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given (i) upon receipt if personally delivered, (ii) three (3) days after being mailed by registered or certified mail, postage prepaid, or (iii) one day after being sent by recognized overnight courier or by facsimile:

If to Purchaser, Rodedawg Intl. Ind., Inc. 30 N Gould Street Suite N Sheridan, WY 82801 If to Individual, Robert Sanchez 2997 Lexington circle Carlsbad CA 92010

i.	Validity. If any provision of this Agreement shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

j.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall be deemed to constitute one instrument.

k.	Assignment. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

1.	Remedies. The Purchaser shall have all rights and remedies set forth in the Transaction Documents and all rights and remedies which such holders have been granted at any time under any other agreement or contract and all of the rights which such holders have under any law. Any person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date and year first written above.

For the Individual:

/s/ Robert Sanchez

By: Robert Sanchez

For the Purchaser

/s/ Robert Munck

By: Rodedawg Intl. Ind., Inc./Robert Munck

Its: President, Business Development

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